NEWS For news releases, related materials and high-resolution photos and video, visit www.media.ford.com. www.twitter.com/ford www.facebook.com/ford Ford F-Series, SUVs and Lincoln Drive January Retail Sales Gains; Overall U.S. Sales Down 1 Percent  Ford Motor Company U.S. retail sales of 120,400 vehicles for January represent a 6 percent increase; fleet sales down 13 percent; total sales down 1 percent  Ford F-Series sales increase 13 percent, with sales of 57,995 trucks; best sales start for F-Series since 2004  Overall Ford brand SUV sales up 6 percent in January, with retail sales up 11 percent – a record start overall for Ford SUVs  Lincoln up 22 percent last month on total sales of 8,785 vehicles, with gains coming from MKC, MKX, MKZ and all-new Continental DEARBORN, Mich., Feb. 1, 2017 – Ford Motor Company’s U.S. retail sales of 120,400 vehicles are up 6 percent in January, while total sales declined 1 percent. Fleet sales of 52,212 vehicles, including daily rental, commercial and government segments, declined 13 percent. The fleet decline reflects a strong year-ago comparison, with fleet customer orders front-loaded at the beginning of 2016. Ford F-Series sales totaled 57,995 trucks last month, a 13 percent increase, supported by strong retail gains from both F-150 and Super Duty. F-Series was up 19 percent at retail, with gains in every region. January represents the best sales start for F-Series since 2004. “The new year brought strong consumer demand for F-Series, Lincoln and record SUV sales, especially high-end models,” said Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service. “This drove near-record company average transaction prices for Ford, up $2,500 versus a year ago and far outpacing the overall January industry increase of $550.” Retail sales of Ford brand SUVs were up 11 percent last month, driving overall SUV sales up 6 percent, with 53,224 vehicles sold. January marks the best-ever overall start for Ford SUVs. Lincoln sales totaled 8,785 vehicles in January, the brand’s best start in a decade. Strong performance from the all-new Lincoln Continental, with 1,167 cars sold, contributed to the brand’s overall 22 percent increase. Additional contributors included Lincoln MKZ with sales of 2,090 sales – up 7 percent – Lincoln MKC with 1,668 sales – a 16 percent gain – and MKX with 2,928 sales – a 43 percent gain. # # #

FORD MOTOR COMPANY

JANUARY 2017

	January 2017		January CYTD	
Fleet Segment	Percent of Total Sales	YOY Change	Percent of Total Sales	CYTD Change
Rental	12.2%	(2.9) points	12.2%	(2.9) points
Commercial	11.5%	(1.3) points	11.5%	(1.3) points
Government	6.5%	(0.0) points	6.5%	(0.0) points
Total Fleet	30.2%	(4.2) points	30.2%	(4.2) points

	January 2017		December 2016		January 2016	
Gross Stock (incl. in-transit)	Units at Month End	Days Supply (26 selling days)	Units at Month End	Days Supply (27 selling days)	Units at Month End	Days Supply (25 selling days)
Cars	167,074	105	155,798	82	212,751	106
SUVs	201,479	89	186,606	66	188,477	86
Trucks	316,353	113	304,425	73	318,968	116
Total	684,906	103	646,829	73	720,196	104

	January 2017		December 2016		January 2016	
Dealer Stock (on ground)	Units at Month End	Days Supply (26 selling days)	Units at Month End	Days Supply (27 selling days)	Units at Month End	Days Supply (25 selling days)
Cars	131,194	83	127,224	67	175,668	88
SUVs	167,845	74	160,468	56	157,914	72
Trucks	264,105	95	251,657	61	278,558	101
Total	563,144	85	539,349	61	612,140	88

Note: Ford is adding additional data to our news release, including stock and fleet percentages. In addition, Ford is reporting both dealer stock and gross stock levels, as some automakers report dealer stock only and do not include inventory in transit to dealers.

About Ford Motor Company
Ford Motor Company is a global automotive and mobility company based in Dearborn, Michigan. With about 201,*000 employees and 62 plants worldwide, the company's cor*e business includes designing, manufacturing, marketing and servicing a full line of Ford cars, trucks and SUVs, as well as Lincoln luxury vehicles. To expand its business model, Ford is aggressively pursuing emerging opportunities with investments in electrification, autonomy and mobility. Ford provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products and services, please visit www.corporate.ford.com.

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For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com. 3 Contact: Erich Merkle 313.806.4562 emerkle2@ford.com